[LOGO] ambient
       Corporation
---------------------------------------------------------------

                                                     FOR IMMEDIATE RELEASE


              AMBIENT CORPORATION RAISES AN ADDITIONAL $3.7 MILLION

     CONVERSION OF OUTSTANDING DEBENTURES LEAVES COMPANY VIRTUALLY DEBT FREE

NEWTON, MA, MARCH 18, 2004 - AMBIENT CORPORATION (OTCBB: ABTG), a leader in Power Line Communications (PLC) technology, announced today that it has received net proceeds of approximately $3.5 million from the exercise of outstanding warrants.

The recent infusion of capital follows last month's announcement that EarthLink, one of the nation's largest ISPs (Internet Service Provider), had joined Ambient's Advisory Board and concluded a $500,000 investment in Ambient.

On February 23, FCC Chairman Michael K. Powell, in his statement announcing the Notice of Proposed Rule Making (NPRM), that adopted new requirements and measurement standards for PLC/Broadband Over Power Lines (BPL), stated, "I am confident that the proposals we adopt today balance the potential benefits of BPL services...I am optimistic and welcome the day when every electrical outlet will have the potential to offer high-speed broadband and a plethora of high-tech applications to all Americans."

John J Joyce CEO of Ambient stated, "The effective elimination of virtually all of Ambient's convertible debt and the infusion of an additional $3.5 Million is wonderful news for our investors. On a practical level it means not only that we are nearly free of long-term debt but for the first time in nearly three years we have the resources to take advantage of opportunities, seize the initiative and aggressively bring Power Line Communications to its ultimate commercialization. Ambient is now able to fully focus on completing the development of our extraordinary technology. In short we now have the money to do it right and if recent developments are any indication, it could not have happened at a better time."

Ambient also announced today that of the approximately $4.6 million in principal amount of its 6% three-year convertible debentures that were issued in October and November 2003, all but $145,500 have been converted, making the Company virtually free of long-tem debt.




ABOUT AMBIENT CORPORATION
-------------------------
Ambient Corporation (OTC BB: ABTG) is a development stage company engaged in the design, development and marketing of equipment and technologies that utilize existing electrical power medium voltage and low voltage distribution lines as a medium for the delivery of broadband and other communication services. The use of an electric power distribution system as a high-speed communication medium is commonly referred to as "power line communication" or "broadband over power lines." Visit us at WWW.AMBIENTCORP.COM.

                                                                  March 18, 2004





THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS MAY DIFFER MATERIALLY FROM ACTUAL FUTURE EVENTS OR RESULTS. READERS ARE REFERRED TO THE DOCUMENTS FILED BY AMBIENT CORPORATION WITH THE SEC, INCLUDING THE COMPANY'S MOST RECENT REPORT ON FORM 10-KSB AND 10-QSB, WHICH IDENTIFY IMPORTANT RISK FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. AMBIENT IS A TRADEMARK OF AMBIENT CORPORATION REGISTERED IN THE U.S. PATENT AND TRADEMARK OFFICE.

                                      # # #
MEDIA CONTACT:

Anna E. Croop
Project & Marketing Manager
(617) 332-0004, ext. 210
ANNA.CROOP@AMBIENTCORP.COM




















        www.ambientcorp.com o Phone: (617) 332-7680 o Fax: (617) 332-7260
                      79 Chapel street o newton, ma o 02458



                                       -2-